Exhibit 5

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Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

August 8, 2024

The Republic of Peru

Ministry of Economy and Finance

Jr. Junín 319

Lima, Peru

Ladies and Gentlemen:

The Republic of Peru (the “Peru”) has filed with the Securities and Exchange Commission a Registration Statement under Schedule B (File No. 333-262067) (the “Registration Statement”) and the related Prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including: (i) $1,250,000,000 aggregate principal amount of Peru’s 5.375% U.S. Dollar-Denominated Global Bonds due 2035 (the “2035 Bonds”) and (ii) $1,750,000,000 aggregate principal amount of Peru’s 5.875% U.S. Dollar-Denominated Global Bonds due 2054 (the “2054 Bonds,” and together with the 2035 Bonds, the “Securities”). The Securities are to be issued pursuant to the provisions of the Indenture dated as of August 25, 2015 (the “Indenture”) among Peru, The Bank of New York Mellon, as trustee (the “Trustee”), and The Bank of New York Mellon S.A./N.V., Luxembourg Branch (as successor to The Bank of New York Mellon (Luxembourg) S.A.), as Luxembourg paying agent and Luxembourg transfer agent. The Securities are to be sold pursuant to the Underwriting Agreement dated August 1, 2024 (the “Underwriting Agreement”) among Peru and the several underwriters named therein (the “Underwriters”).

We, as your counsel, have examined originals or copies of such documents, government records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials of Peru that we reviewed were and are accurate and (vi) all representations made by Peru as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming that the Securities have been duly authorized, executed and delivered by Peru insofar as Peruvian law is concerned, the Securities, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute valid and binding obligations of Peru, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors' rights, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

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The Republic of Peru

In connection with the opinion expressed above, we have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of Peru). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate, governmental or other powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents, or the laws of the government, of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We note that the enforceability in the United States of the waiver of immunities by Peru as set forth in Section 15(e) of the Securities and Section 9.7 of the Indenture is subject to the limitations imposed by the U.S. Federal Sovereign Immunities Act of 1976 and to other limitations contained in such agreements. We express no opinion as to the enforceability of any such waiver to the extent that it purports to apply to any immunity to which Peru may become entitled after the date hereof.

We express no opinion herein as to Section 9.7(b) of the Indenture insofar as such section relates to the subject matter jurisdiction of any United States federal court located in the Borough of Manhattan, the City of New York, to adjudicate any controversy related to the Indenture or the Securities.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States, except that we express no opinion as to any law, rule or regulation that is applicable to Peru, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. Insofar as the foregoing opinion involves matters governed by the laws of Peru, we have relied, without independent inquiry or investigation, on the opinion of the General Counsel of the Ministry of Finance of the Republic of Peru, dated as of August 8, 2024, to be filed as an exhibit to Amendment No. 2 to Peru’s Annual Report on Form 18-K for the year ended December 31, 2022 (the “Form 18-K/A”), to be filed by Peru on the date hereof concurrently with this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Form 18-K/A to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the captions “Validity of the Bonds” and “Legal Advisors” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

August 8, 2024	2